Exhibit 10.4

RESTRICTED STOCK AGREEMENT

SYNTA PHARMACEUTICALS CORP.

AGREEMENT made as of the 2nd day of September, 2014 (the “Grant Date”), between Synta Pharmaceuticals Corp. (the “Company”), a Delaware corporation having its principal place of business in Lexington, Massachusetts and Anne C. Whitaker (the “Participant”).

WHEREAS, the Company desires to promote the interests of the Company by providing an incentive for the Participant , an employee of the Company or a corporation which is a parent or subsidiary of the Company, direct or indirect (an “Affiliate”);

WHEREAS, the Company desires to offer to the Participant shares of the Company’s common stock, $.0001 par value per share (“Common Stock”), all on the terms and conditions hereinafter set forth; and

WHEREAS, the Participant wishes to accept said offer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Terms of Grant.  The Participant hereby accepts the offer of the Company to issue to the Participant, in accordance with the terms of this Agreement, five hundred thousand (500,000) Shares of the Company’s Common Stock (such shares, subject to adjustment pursuant to Subsection 2.1(h) hereof, the “Granted Shares”) at a purchase price per share of $.0001 (the “Purchase Price”), receipt of which is hereby acknowledged by the Participant’s prior service to the Company and which amount will be reported as income on the Participant’s W-2 for this calendar year.

2.1.         Forfeiture Provisions.

(a)           Lapsing Forfeiture Right.  In the event that for any reason the Participant is no longer an employee or consultant of the Company or an Affiliate prior to September 2, 2018 (the “Termination”), the Participant (or (or the deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to the Granted Shares by will or by the laws of descent and distribution (the “Participant’s Survivor) shall, on the date of Termination, immediately forfeit to the Company (or its designee) all of the Granted Shares which have not yet lapsed in accordance with the schedule set forth below (the “Lapsing Forfeiture Right”) except as otherwise set forth in Section 2.1(b) or (c).

The Company’s Lapsing Forfeiture Right is as follows except as otherwise accelerated upon termination of service by the Company not for cause or by the Participant for good reason as set forth in the Employment Agreement between the Company and the Participant dated August 1, 2014 (the “Employment Agreement”)):

If the Participant’s Termination is prior to September 2, 2015 all of the Granted Shares shall be forfeited to the Company.  On December 2, 2015 and every three month period thereafter, if the Participant remains an employee or consultant of the Company or an Affiliate, the Lapsing Forfeiture Right shall lapse as to 6.25% of the Granted Shares and the Participant’s ownership of that portion of the Granted Shares shall be vested as of such date.

(b)           Effect of Termination for Disability or upon Death.  The following rules apply if the Participant’s Termination is by reason of Disability or death:  to the extent the Company’s Lapsing Forfeiture Right has not lapsed as of the date of the Participant’s permanent and total disability (a “Disability”) as defined in Section 22(e)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or death, as case may be, the Participant shall forfeit to the Company any or all of the Granted Shares subject to such Lapsing Forfeiture Right; provided, however, that the Company’s Lapsing Forfeiture Right shall be deemed to have lapsed to the extent of a pro rata portion of the Granted Shares through the date of Disability or death, as would have lapsed had the Participant not become Disabled or died, as the case may be.  The proration shall be based upon the number of days accrued in such current vesting period prior to the Participant’s date of Disability or death, as the case may be.

(c)           Effect of a For Cause Termination.  Notwithstanding anything to the contrary contained in this Agreement, in the event the Company or an Affiliate terminates the Participant’s employment or service for “cause” (as defined in the Employment Agreement) or in the event the Board of Directors determines, within one year after the Participant’s termination, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct that would constitute “cause,” all of the Granted Shares then held by the Participant shall be forfeited to the Company immediately as of the time the Participant is notified that he or she has been terminated for “cause” or that he or she engaged in conduct which would constitute “cause”.

(d)           Effect of Change of Control.  If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company’s assets other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), the Board of Directors of the Company or, if applicable, a committee of the Board of Directors or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall either (i) make appropriate provisions for the continuation of this Agreement on the same terms and conditions by substituting on an equitable basis for the Granted Shares then subject to this Agreement either the consideration payable with respect to the outstanding Shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) terminate this Agreement in exchange for a cash payment equal to the Fair Market Value of the Granted Shares then subject to the Lapsing Forfeiture Right.

In addition, In the event of either(A) a Corporate Transaction that also constitutes a Change of Control (as defined in the Employment Agreement) where the Granted Shares are substituted in accordance with clause (d)(i) above; or (B) a Change of Control (as defined in the Employment Agreement) that does not also constitute a Corporate Transaction, and if within six months after the date of such Change of Control, (i) the Participant’s service is terminated by the Company or an Affiliate for any reason other than “cause” (as defined in the Employment Agreement); or (ii) the Participant terminates his or her service as a result of being required to change the principal location where he or she renders services to a location more than 50 miles from his or her location of employment or consultancy immediately prior to the Change of Control; or (iii) the Participant terminates his or her service after their occurs a material adverse change in a Participant’s duties, authority or responsibilities which causes such Participant’s position with the Company to become of significantly less responsibility or authority than such Participant’s position was immediately prior to the Change of Control, then the Lapsing Forfeiture Right that has not lapsed or expired shall terminate as of the date of termination of such Participant.

(e)           Escrow.  The certificates representing all Granted Shares acquired by the Participant hereunder which from time to time are subject to the Lapsing Forfeiture Right shall be delivered to the Company and the Company shall hold such Granted Shares in escrow as provided in this Subsection 2.1(e).  Upon the request of the Participant, the Company shall promptly release from escrow and deliver to the Participant the whole number of Granted Shares, if any, as to which the Company’s Lapsing Forfeiture Right has lapsed and without the legend set forth in Section 5. In the event of forfeiture to the Company of Granted Shares subject to the Lapsing Forfeiture Right, the Company shall release from escrow and cancel a certificate for the number of Granted Shares so forfeited.  Any securities distributed in respect of the Granted Shares held in escrow, including, without limitation, shares issued as a result of stock splits, stock dividends or other recapitalizations, shall also be held in escrow in the same manner as the Granted Shares.

(f)            Prohibition on Transfer.  The Participant recognizes and agrees that all Granted Shares which are subject to the Lapsing Forfeiture Right may not be sold, transferred, assigned, hypothecated, pledged, encumbered or otherwise disposed of, whether voluntarily or by operation of law, other than to the Company (or its designee).  However, the Participant, with the approval of the Board of Directors of the Company or, if applicable, a committee of the Board of Directors, may transfer the Granted Shares for no consideration to or for the benefit of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of the Participant’s Immediate Family or to a partnership or limited liability company for one or more members of the Participant’s Immediate Family), subject to such limits as the Board of Directors of the Company or, if applicable, a committee of the Board of Directors, may establish, and the transferee shall remain subject to all the terms and conditions applicable to this Agreement prior to such transfer and each such transferee shall so acknowledge in writing as a condition precedent to the effectiveness of such transfer.  The term “Immediate Family” shall mean the Participant’s spouse, former spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers, nieces and nephews and grandchildren and, for this purpose, shall also include the Participant.  The Company shall not be required to transfer any Granted Shares on its books which shall have been sold, assigned or otherwise transferred in violation of this Subsection 2.1(f), or to treat as the owner of such Granted Shares, or to accord the right to vote as such owner or to pay dividends to, any person or organization to which any such Granted Shares shall have been so sold, assigned or otherwise transferred, in violation of this Subsection 2.1(f).

(g)           Failure to Deliver Granted Shares to be Forfeited.  In the event that the Granted Shares to be forfeited to the Company under this Agreement are not in the Company’s possession pursuant to Subsection 2.1(e) above or otherwise and the Participant or the Participant’s Survivor fails to deliver such Granted Shares to the Company (or its designee), the Company may immediately take such action as is appropriate to transfer record title of such Granted Shares from the Participant to the Company (or its designee) and treat the Participant and such Granted Shares in all respects as if delivery of such Granted Shares had been made as required by this Agreement.  The Participant hereby irrevocably grants the Company a power of attorney which shall be coupled with an interest for the purpose of effectuating the preceding sentence.

(h)           Adjustments.

(i)            If the Company shall pay a stock dividend or declare a stock split on or with respect to any of its Common Stock, or otherwise distribute securities of the Company to the holders of its Common Stock, the number of shares of stock or other securities of the Company issued with respect to the Common Stock then subject to the restrictions contained in this Agreement shall be added to the Granted Shares subject to this Agreement.  If the Company shall distribute to its stockholders securities of another corporation, the securities of such other corporation, distributed with respect to the Common Stock then subject to the restrictions contained in this Agreement, shall be added to the Granted Shares subject to this Agreement.

(ii)           If the outstanding shares of the Company’s Common Stock shall be subdivided into a greater number of shares or combined into a smaller number of shares, or in the event of a reclassification of the outstanding shares of the Company’s Common Stock, or if the Company shall be a party to a merger, consolidation or capital reorganization, there shall be substituted for the Granted Shares then subject to the restrictions contained in this Agreement such amount and kind of securities as are issued in such subdivision, combination, reclassification, merger, consolidation or capital reorganization in respect of the Common Stock subject to this Agreement.

2.2                               General Restrictions on Transfer of Granted Shares.

(a)           If in connection with a registration statement filed by the Company pursuant to the Securities Act of 1933, as amended (the “1933 Act”), the Company or its underwriter so requests, the Participant will agree not to sell any of his or her Granted Shares whether or not the Lapsing Forfeiture Right has lapsed for a period not to exceed the lesser of: (i) 210 days following the effectiveness of such registration statement or (ii) such period as the officers and directors of the Company agree not to sell their Common Stock of the Company.

(b)           The Participant acknowledges and agrees that neither the Company nor, its shareholders nor its directors and officers, has any duty or obligation to disclose to the Participant any material information regarding the business of the Company or affecting the value of the Shares before, at the time of, or following a Termination, including, without limitation, any information concerning plans for the Company to make a public offering of its securities or to be acquired by or merged with or into another firm or entity.

3.             Securities Law Compliance.  The Participant specifically acknowledges and agrees that any sales of Granted Shares shall be made in accordance with the requirements of the 1933 Act.

4.             Rights as a Stockholder.  The Participant shall have all the rights of a stockholder with respect to the Granted Shares, including voting and dividend rights, subject to the transfer and other restrictions set forth herein.

5.             Legend.  All certificates representing the Granted Shares to be issued to the Participant pursuant to this Agreement shall have endorsed thereon a legend substantially as follows:

“The shares represented by this certificate are subject to restrictions set forth in a Restricted Stock Agreement dated as of September 2, 2014 with this Company, a copy of which Agreement is available for inspection at the offices of the Company or will be made available upon request.”

6.             Tax Liability of the Participant and Payment of Taxes.  The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to the Granted Shares issued pursuant to this Agreement, including, without limitation, the Lapsing Forfeiture Right, shall be the Participant’s responsibility.  Without limiting the foregoing, the Participant agrees that, to the extent that the lapsing of restrictions on disposition of any of the Granted Shares or the declaration of dividends on any such shares before the lapse of such restrictions on disposition results in the Participant’s being deemed to be in receipt of earned income under the provisions of the Code, the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company.  In connection with the foregoing, the Participant agrees that if an arrangement to pay the withholding obligation in cash has not been received by the Company prior to the date that Granted Shares shall be released from the Lapsing Forfeiture Right, the Company shall authorize a registered broker(s) (the “Broker”) to sell on the date that the Granted Shares shall be released from the Lapsing Forfeiture Right such number of Granted Shares as the Company instructs the Broker to sell to satisfy the Company’s withholding obligations, after deduction of the Broker’s commission, and the Broker shall remit to the Company the cash necessary in order for the Company to satisfy its withholding obligation.  To the extent the proceeds of such sale exceed the Company’s tax withholding obligation the Company agrees to pay such excess cash to the Participant as soon as practicable.  In addition, if such sale is not sufficient to pay the Company’s tax withholding obligation the Participant agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the amount of any tax withholding obligation that is not satisfied by the sale of shares of Common Stock. The Participant agrees to hold the Company and the Broker harmless from all costs, damages or expenses relating to any such sale.  The Participant acknowledges that the Company and the Broker are under no obligation to arrange for such sale at any particular price.  In connection with such sale of Granted Shares, the Participant shall execute any such documents requested by the Broker in order to effectuate the sale of the Granted Shares and payment of the withholding obligation to the Company.  The Company shall not deliver any shares of Common Stock to the Participant until all of the Company’s withholding obligations have been satisfied.  The Participant acknowledges that this paragraph is intended to comply with Section 10b5-1(c)(1(i)(B) under the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, the Company shall have the right to require the Company payments be made in cash instead of through the sale of shares of Common Stock if it reasonably believes that the sale of shares would violate applicable securities laws.

Upon execution of this Agreement, the Participant may file an election under Section 83 of the Code.  The Participant acknowledges that if he does not file such an election, as the Granted Shares are released from the Lapsing Forfeiture Right in accordance with Section 2.1, the Participant will have income for tax purposes equal to the fair market value of the Granted Shares at such date, less the price paid for the Granted Shares by the Participant.

7.             Equitable Relief.  The Participant specifically acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this Agreement, including the attempted transfer of the Granted Shares by the Participant in violation of this Agreement, monetary damages may not be adequate to compensate the Company, and, therefore, in the event of such a breach or threatened breach, in addition to any right to damages, the Company shall be entitled to equitable relief in any court having competent jurisdiction.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach.

8.             No Obligation to Maintain Relationship.  The Company is not by this Agreement obligated to continue the Participant as an employee or consultant of the Company or an Affiliate.  The Participant acknowledges:  (i) that the grant of the Shares is discretionary in nature and is a one-time benefit which does not create any contractual or other right to receive future grants of shares, or benefits in lieu of shares; (ii) that all determinations with respect to any such future grants, including, but not limited to, the times when shares shall be granted, the number of shares to be granted, the purchase price, and the time or times when each share shall be free from a lapsing forfeiture right, will be at the sole discretion of the Company; (iii) that the Participant’s participation in this Agreement is voluntary; (iv) that the value of the Shares is an extraordinary item of compensation which is outside the scope of the Participant’s employment contract, if any; and (v) that the Shares are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

9.             Notices.  Any notices required or permitted by the terms of this Agreement shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

Synta Pharmaceuticals Corp.

45 Hartwell Avenue

Lexington, MA 02421

Attn:  Stock Plan Administrator

If to the Participant, the Participant’s Company email address or the mailing address provided to the Company on the Participant’s application or resume, or to such other address or addresses of which notice in the same manner has previously been given.  Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

10.          Benefit of Agreement.  Subject to the provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

11.          Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.  For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in Massachusetts and agree that such litigation shall be conducted in the courts of the Commonwealth of Massachusetts or the federal courts of the United States for the District of Massachusetts.

12.          Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

13.          Entire Agreement.  This Agreement, together with the Employment Agreement, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement.

14.          Modifications and Amendments; Waivers and Consents.  The terms and provisions of this Agreement may be modified or amended by the Company in a manner which is not adverse to the Participant. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

15.          Consent of Spouse/Domestic Partner.  If the Participant has a spouse or domestic partner as of the date of this Agreement, the Participant’s spouse or domestic partner shall execute a Consent of Spouse/Domestic Partner in the form of Exhibit A hereto, effective as of the date hereof.  Such consent shall not be deemed to confer or convey to the spouse or domestic partner any rights in the Granted Shares that do not otherwise exist by operation of law or the agreement of the parties.  If the Participant subsequent to the date hereof, marries, remarries or applies to the Company for domestic partner benefits, the Participant shall, not later than 60 days thereafter, obtain his or her new spouse/domestic partner’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by having such spouse/domestic partner execute and deliver a Consent of Spouse/Domestic Partner in the form of Exhibit A.

16.          Counterparts.  This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.          Data Privacy.  By entering into this Agreement, the Participant:  (i) authorizes the Company and each Affiliate, and any agent of the Company or any Affiliate providing record keeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of Shares and the administration of the Company’s stock records; and (ii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SYNTA PHARMACEUTICALS CORP.

By:	/s/ Keith R. Gollust
Name:	Keith R. Gollust
Title:	Chairman of the Board of Directors

Participant:

/s/ Anne C. Whitaker
Print Name: Anne C. Whitaker

EXHIBIT A

CONSENT OF SPOUSE/DOMESTIC PARTNER

I,                                                         , spouse or domestic partner of                                                   , acknowledge that I have read the RESTRICTED STOCK AGREEMENT dated as of September 2, 2014 (the “Agreement”) to which this Consent is attached as Exhibit A and that I know its contents.  Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Agreement.  I am aware that by its provisions the Granted Shares granted to my spouse/domestic partner pursuant to the Agreement are subject to a Lapsing Forfeiture Right in favor of Synta Pharmaceuticals Corp. (the “Company”) and that, accordingly, I may be required to forfeit to the Company any or all of the Granted Shares of which I may become possessed as a result of a gift from my spouse/domestic partner or a court decree and/or any property settlement in any domestic litigation.

I hereby agree that my interest, if any, in the Granted Shares subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in the Granted Shares shall be similarly bound by the Agreement.

I agree to the Lapsing Forfeiture Right described in the Agreement and I hereby consent to the forfeiture of the Granted Shares to the Company by my spouse/domestic partner or my spouse/domestic partner’s legal representative in accordance with the provisions of the Agreement.  Further, as part of the consideration for the Agreement, I agree that at my death, if I have not disposed of any interest of mine in the Granted Shares by an outright bequest of the Granted Shares to my spouse or domestic partner, then the Company shall have the same rights against my legal representative to exercise its rights to the Granted Shares with respect to any interest of mine in the Granted Shares as it would have had pursuant to the Agreement if I had acquired the Granted Shares pursuant to a court decree in domestic litigation.

I AM AWARE THAT THE LEGAL, FINANCIAL AND RELATED MATTERS CONTAINED IN THE AGREEMENT ARE COMPLEX AND THAT I AM FREE TO SEEK INDEPENDENT PROFESSIONAL GUIDANCE OR COUNSEL WITH RESPECT TO THIS CONSENT.  I HAVE EITHER SOUGHT SUCH GUIDANCE OR COUNSEL OR DETERMINED AFTER REVIEWING THE AGREEMENT CAREFULLY THAT I WILL WAIVE SUCH RIGHT.

Dated as of the                day of                                 , 20    .

Print name:

A-1